Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-281064 on Form N-2 of our report dated May 30, 2025, relating to the consolidated financial statements and consolidated financial highlights of iDirect Private Markets Fund appearing in Form N-CSR of iDirect Private Markets Fund for the year ended March 31, 2025, and to the references to us under the heading “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 28, 2025